Exhibit 23.1

暉t(香港)會計師事務所有限'è司 PARKER RANDALL CF (H.K.) CPA LIMITED

March 31, 2011

Anslow +Jaclin LLP
195 Route 9 South
Manalapan, NJ 07726
Tel: 732 409 1212
Fax: 732 577 1188

Dear Sirs,

Re: Consent to Filing Form S-1 Amendment No.4 of China Wood, Inc.

We hereby consent to the use, in the registration statement on Form S-1 Amendment No.4 of China Wood, Inc. of the unaudited financial statements for the nine months ended December 31, 2010 and audited financial statements of China Wood, Inc. for the years ended March 31, 2010 and March 31, 2009 and the results of their operations and cash flows for the two year periods then ended, stated in our report dated May 10, 2010.

Yours truly,

/s/ PARKER RANDALL CF

PARKER RANDALL CF (H.K.) CPA LIMITED
Certified Public Accountants,
Hong Kong

Room 201, 2/F., Two Grand Tower, 625 Nathan Road, Kowloon, Hong Kong. Tel: + 852 35763455 Fax: +852 26251263
香港九龍彌敦道 625 號雅蘭中心第 2 期 201 室 電話： +852 3576 3455 傳真：+852 2625 1263